Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-264616) of Reneo Pharmaceuticals, Inc.,
(2)
Registration Statement (Form S-8 No. 333-263799) pertaining to the Inducement Awards, the 2021 Equity Incentive Plan, and the 2021 Employee Stock Purchase Plan of Reneo Pharmaceuticals, Inc., and
(3)
Registration Statement (Form S-8 No. 333-255140) pertaining to the 2014 Equity Incentive Plan, the 2021 Equity Incentive Plan, and the 2021 Employee Stock Purchase Plan of Reneo Pharmaceuticals, Inc.

of our report dated March 27, 2023, with respect to the consolidated financial statements of Reneo Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Diego, California

March 27, 2023